Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

•Full year 2025 share repurchases of $754 million; $1.4 billion planned for 2026
•Full year new awards of $12.0 billion; 87% reimbursable
•Ending Backlog of $25.5 billion; 81% reimbursable
•Received $1.35 billion in Q1 2026 for NuScale share sales

IRVING, Texas (February 17, 2026) - Fluor Corporation (NYSE: FLR) announced financial results for its year ended December 31, 2025.

“Our growing confidence in capturing significant EPC awards in 2026 and into 2027 is supported by an improving capital spending environment and increasing client commitments,” said Jim Breuer chief executive officer of Fluor. “Furthermore, I am pleased that the monetization of our NuScale investment is progressing well and that we are returning significant value to our shareholders. We are confident that our diversified portfolio and strong capital position will support the delivery of our growth strategy.”

•Full Year 2025 Highlights[1]:
◦Revenue of $15.5 billion
◦GAAP net loss attributable to Fluor of $51 million
◦Adjusted EBITDA[2] of $504 million
◦EPS of ($0.31); adjusted EPS[2] of $2.19
◦Consolidated segment loss[2] of $109 million
◦Cash and marketable securities at the end of the year of $2.2 billion
◦G&A expenses of $196 million, down 3% y/y
•Operating Cash Flow: ($387) million vs $828 million y/y
•Capital Allocation: $754 million expended in 2025 to repurchase 18 million shares; $37 million in debt retirements

•NuScale: Received proceeds of $605 million in 2025 and an additional $1.35 billion in Q1 of 2026; Anticipate full monetization of investment by end of Q2 2026
•New Awards: New awards totaled $12.0 billion, reflects delayed timing of Energy Solutions and Mission Solutions awards; 87% reimbursable
•Backlog: $25.5 billion at 81% reimbursable; includes positive backlog adjustments of $941 million

[1] Results reflect $643 million adverse Santos ruling.
[2] Non-GAAP Financial Measure. See “Non-GAAP Financial Measures” for additional information.

“Our capital allocation strategy is directly aligned with Fluor’s growth priorities and our commitment to deliver shareholder value,” said John Regan, chief financial officer of Fluor. “In 2025, we returned substantial capital while maintaining a strong liquidity position. With the continued monetization of our NuScale investment, we have enhanced financial flexibility to drive organic growth, M&A opportunities that advance our strategic objectives, and continued repurchases.”

Fourth Quarter Results
Fourth quarter 2025 results include net loss attributable to Fluor of $1.6 billion, or ($9.87) per diluted share, compared to net earnings attributable to Fluor of $1.9 billion, or $10.57 per diluted share in the fourth quarter of 2024. Results for the quarter reflect a net $2 billion reduction in the valuation of our investment in NuScale.

Revenue for the quarter was $4.2 billion compared to $4.3 billion a year ago. Consolidated segment profit for the fourth quarter of 2025 totaled $120 million compared to $206 million a year ago. Results reflect $30 million in cost growth on projects in our legacy infrastructure portfolio, and additional recognition of reserves on a DOD project. G&A expenses in the fourth quarter were $65 million, similar to last year. New awards for the quarter were $1.1 billion compared to $2.3 billion in 2024.

Including the adjustments outlined in the reconciliation table at the end of this release, the company recognized adjusted EBITDA of $91 million and adjusted EPS of $0.33 for the fourth quarter of 2025.

Outlook
Consistent with prior practice, we are not providing forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP earnings per share, or a quantitative reconciliation of adjusted EBITDA or adjusted EPS guidance, because we are unable to predict with reasonable certainty all of the components required to provide such reconciliation without unreasonable efforts, which are uncertain and could have a material impact on GAAP reported results for the guidance period. See “Non-GAAP Financial Measures” for additional information.

In consideration of the expected timing of new awards and the pace of execution on the existing backlog, we are establishing adjusted EBITDA guidance for 2026 of $525 million to $585 million.

Adjusted EBITDA guidance exclude items similar to those outlined in the reconciliation table at the end of this release.

Business Segments

Urban Solutions profit was $205 million in 2025 compared to $304 million in 2024. Full year revenue for the segment increased to $9.2 billion compared to $7.2 billion a year ago. Results for the year reflect cost growth on legacy projects of $108 million, partially offset by improved performance on other infrastructure projects. New awards for 2025 were $8.7 billion, compared to $9.5 billion in 2024. This marks the third year in a row of new awards in the $9 billion dollar range with an ending backlog of $18.7 billion, up from $17.7 billion a year ago.

Energy Solutions reported a loss of $414 million in 2025 compared to a profit of $256 million in 2024. Revenue for 2025 was $3.6 billion, down from $6.0 billion in the previous year. Revenue and segment results reflect the reversal of $643 million in previously recognized revenue associated with a judgment on the completed Santos project in Australia, as well as lower execution activity on Energy Solutions projects nearing completion. We accrued for the expected effects of the Santos judgment in Q3 and funded to the client in Q4. Full year new awards in 2025 totaled $1.4 billion, compared to $3.2 billion in 2024. Awards for the year were primarily related to higher margin engineering services work that will enable larger EPC awards in the next two years. Ending backlog was $4.6 billion compared to $7.6 billion a year ago.

Mission Solutions profit was $94 million in 2025 compared to $153 million a year ago. Full year’s revenue for the segment of $2.7 billion was comparable to last year. 2025 segment results reflect the impact of both the recognition of reserves on a DOD project plus the previously disclosed Q1 ruling which combined totaled $60 million. Full year new awards in 2025 were $1.8 billion, consistent with 2024. Ending backlog was $2.2 billion compared to $2.7 billion a year ago.

Conference Call
Fluor will host a conference call at 8:30 a.m. Eastern on Tuesday, February 17, 2026 which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-800-3960 (U.S./Canada) or +1 646-307-1852. The conference ID is 4438700.
A replay of the webcast will be available for 30 days.

Non-GAAP Financial Measures
This news release contains discussions of consolidated segment profit (loss) and margin, adjusted net earnings, adjusted EPS and adjusted EBITDA that are non-GAAP financial measures under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings (loss) attributable to noncontrolling interests. The company believes that segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. Adjusted net earnings is defined as net earnings (loss) from core operations excluding equity method earnings (loss) and the impacts of foreign exchange fluctuations, impairments and certain items that management believes are unrelated to actual normalized operational performance. Net earnings (loss) from core operations is net earnings (loss) attributable to Fluor excluding the results of our now-divested Stork and AMECO equipment businesses. Adjusted EPS is defined as adjusted net earnings divided by weighted average diluted shares outstanding. Adjusted EBITDA is defined as net earnings (loss) from operations before interest, income taxes, depreciation and amortization (EBITDA), further adjusted by the same items excluded from adjusted net earnings. The company believes adjusted net earnings, adjusted EPS and adjusted EBITDA allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation from or a substitute for measures of financial performance prepared in accordance with U.S. GAAP. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures reported by other companies. Reconciliations of consolidated segment profit (loss), adjusted net earnings, adjusted EPS and adjusted EBITDA to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS and adjusted EBITDA guidance to the most comparable GAAP measure without unreasonable efforts because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 23,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2025 and is ranked 257 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement, construction and maintenance services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, plans related to our NuScale investment, future growth, new awards, backlog, earnings, capital allocation plans and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves and our clients’ vulnerability to poor economic conditions, such as inflation, slow growth or recession, which may result in decreased capital investment and reduced demand for our services; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; the inability to hire and retain qualified personnel; failure of our joint venture or other partners to perform their obligations; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; cyber-security breaches; possible information technology interruptions; risks related to the use of artificial intelligence and similar technologies; exposure to political and economic risks in different countries, including tariffs and trade policies, geopolitical events and conflicts, civil unrest, security issues, labor conditions and other foreign economic and political uncertainties in the countries in which we do business; the impact of government shutdowns and spending cuts, in particular with respect to our contracts with the U.S. government; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates in preparing our financial statements; GAAP earnings volatility due to recurring fair value measurements of our investment in NuScale; client delays or defaults in making payments; uncertainties, restrictions and regulations impacting our government contracts; the potential impact of certain tax matters; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; failure to adequately protect intellectual property rights; climate change, natural disasters and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; restrictive covenants contained in the agreements governing our debt; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 18, 2025. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT (LOSS)

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2025		2024		2025		2024
Revenue
Urban Solutions	$2,630		$1,999		$9,200		$7,239
Energy Solutions	943		1,520		3,554		5,976
Mission Solutions	600		654		2,720		2,594
Other	2		87		29		506
Total revenue	$4,175		$4,260		$15,503		$16,315

Segment profit (loss) $ and margin %
Urban Solutions	$44	1.7%	$81	4.1%	$205	2.2%	$304	4.2%
Energy Solutions	56	5.9%	63	4.1%	(414)	NM	256	4.3%
Mission Solutions	21	3.5%	45	6.9%	94	3.5%	153	5.9%
Other	(1)	NM	17	NM	6	NM	(78)	NM
Total segment profit (loss) $ and margin %	$120	2.9%	$206	4.8%	$(109)	(0.7)%	$635	3.9%

G&A	(65)		(55)		(196)		(203)
Foreign currency gain (loss)	(15)		34		(62)		92
Interest income (expense), net	19		35		67		150
Earnings (loss) attributable to NCI	12		3		(11)		(61)
Earnings (loss) before taxes	71		223		(311)		613
Income tax benefit (expense) (1)	575		(463)		39		(634)
Net earnings (loss) before equity method earnings (loss)	646		(240)		(272)		(21)
Equity method earnings (loss)	(2,208)		2,105		210		2,105
Net earnings (loss)	(1,562)		1,865		(62)		2,084
Less: Net earnings (loss) attributable to NCI	12		3		(11)		(61)
Net earnings (loss) attributable to Fluor	$(1,574)		$1,862		$(51)		$2,145

New awards
Urban Solutions	$742		$1,376		$8,688		$9,493
Energy Solutions	336		406		1,421		3,246
Mission Solutions	49		429		1,847		1,910
Other	—		97		—		474
Total new awards	$1,127		$2,308		$11,956		$15,123

New awards related to projects located outside of the U.S.	60%		47%		26%		38%
(1) Income tax benefits included $546 million and $92 million attributable to equity method earnings (loss) during the three and twelve months ended December 31, 2025, respectively, and an income tax expenses of $(376) million for the three and twelve months ended December 31, 2024.

(in millions)	December 31, 2025	December 31, 2024
Backlog
Urban Solutions	$18,746	$17,749
Energy Solutions	4,601	7,605
Mission Solutions	2,189	2,727
Other	—	403
Total backlog	$25,536	$28,484

Backlog related to projects located outside of the U.S.	40%	55%
Backlog related to reimbursable projects	81%	79%

SUMMARY OF CASH FLOW INFORMATION

	Year Ended December 31,
(in millions)	2025	2024
OPERATING CASH FLOW (1)	$(387)	$828

INVESTING CASH FLOW
Proceeds from the sale of NuScale shares	605	—
Proceeds from sales and maturities (purchases) of marketable securities	75	(60)
Capital expenditures	(50)	(164)
NuScale cash deconsolidated	—	(131)
Proceeds from sales of assets (net of cash divested)	63	82
Investments in partnerships and joint ventures (2)	(278)	(93)
Return of capital from partnerships and joint ventures	22	34
Other	—	(1)
Investing cash flow	437	(333)

FINANCING CASH FLOW
Repurchase of common stock	(754)	(125)
Purchases and retirement of debt	(37)	(57)
Proceeds from NuScale share issuance (net of issuance fees)	—	80
Distributions paid to NCI	(64)	(14)
Capital contributions by NCI	65	—
Other	(7)	—
Financing cash flow	(797)	(116)

Effect of exchange rate changes on cash	53	(69)
Increase (decrease) in cash and cash equivalents	(694)	310
Cash and cash equivalents at beginning of period	2,829	2,519
Cash and cash equivalents at end of period	$2,135	$2,829

Cash paid during the period for:
Interest	$40	$42
Income taxes (net of refunds)	213	13
(1) Operating cash flow in 2025 included a payment of $642 million to Santos, net of insurance recoveries, for a judgment over their efforts to recover costs related to a reimbursable project completed by us in 2015
(2) Includes $158 million for funding of consolidated project losses.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) ATTRIBUTABLE TO FLUOR TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net earnings (loss) attributable to Fluor	$(1,574)	$1,862	$(51)	$2,145
Exclude: Stork & AMECO businesses (now divested)	1	(19)	(8)	(4)
Net earnings (loss) from core operations (1)	(1,573)	1,843	(59)	2,141
Adjustments: (2)
Equity method earnings (loss)	$2,208	$(2,105)	$(210)	$(2,105)
Santos ruling	(10)	—	643	—
NuScale expenses	—	—	—	95
Legacy environmental legal matters	17	—	17	—
Favorable judgment on a Mission Solutions weapons project	—	—	(15)	—
Favorable negotiation on an Urban Solutions infrastructure project	—	—	(12)	—
Impact of litigation on completed projects (3)	—	—	56	—
Impact of bad debt reserves taken for a long-completed project	—	—	22	—
Severance and other exit costs	15	—	37	—
Reserve for legacy legal claims	—	—	4	—
Embedded foreign currency derivative (gain)/loss	(3)	1	(3)	(46)
Foreign currency (gain)/loss	15	(34)	62	(92)
Tax expense on above items	(616)	379	(181)	412
Adjusted Net Earnings	$53	$84	$361	$405

Diluted EPS	$(9.87)	$10.57	$(0.31)	$12.30
Adjusted EPS	$0.33	$0.48	$2.19	$2.32

(1) Core operations excludes the results of our now-divested Stork and AMECO businesses.

(2) We exclude earnings impacts for litigation outcomes, claims, settlements or associated damages from adjusted earnings when they are significant in magnitude, non-routine and do not represent on-going normal operations.

(3) Reflects the impact of an arbitration ruling on a fabrication project at our Energy Solutions joint venture in Mexico, as well as the impact of a Q1 ruling on a long-standing claim on a Mission Solutions project completed in 2019.

RECONCILIATION OF U.S. GAAP NET EARNINGS (LOSS) ATTRIBUTABLE TO FLUOR TO ADJUSTED EBITDA
	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024

Net earnings (loss) attributable to Fluor	$(1,574)	$1,862	$(51)	$2,145
Interest income, net	(19)	(35)	(67)	(150)
Tax (benefit) expense	(575)	463	(39)	634
Equity method earnings (loss)	2,208	(2,105)	(210)	(2,105)
Depreciation & amortization	16	20	68	73
EBITDA	$56	$205	$(299)	$597

Adjustments: (1)
Stork & AMECO businesses (now divested)	$1	$(18)	$(8)	$(24)
Santos ruling	(10)	—	643	—
NuScale expenses	—	—	—	95
Legacy environmental legal matters	17	—	17	—
Favorable judgment on a Mission Solutions weapons project	—	—	(15)	—
Favorable negotiation on an Urban Solutions infrastructure project	—	—	(12)	—
Impact of litigation on completed projects (2)	—	—	56	—
Impact of bad debt reserves taken for a long-completed project	—	—	22	—
Severance and other exit costs	15	—	37	—
Reserve for legacy legal claims	—	—	4	—
Embedded foreign currency derivative (gain)/loss	(3)	1	(3)	(46)
G&A: Foreign currency (gain)/loss	15	(34)	62	(92)
Adjusted EBITDA	$91	$154	$504	$530

(1) We exclude earnings impacts for litigation outcomes, claims, settlements or associated damages from adjusted earnings when they are significant in magnitude, non-routine and do not represent on-going normal operations.

(2) Reflects the impact of an arbitration ruling on a fabrication project at our Energy Solutions joint venture in Mexico, as well as the impact of a Q1 ruling on a long-standing claim on a Mission Solutions project completed in 2019.

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